EXHIBIT 15.1






                             November 7, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                             RE:  Doskocil Companies Incorporated
                                  Registration on Form S-8


We are aware that our report dated November 2, 1994 on our review of interim financial information of Doskocil Companies Incorporated for the periods ended October 1, 1994, and October 2, 1993, and included in the Company's quarterly report on Form 10-Q for the quarter ended October 1, 1994, is incorporated by reference in the Registration Statement on Form S-8 (File
No. 33-45974) of Doskocil Companies Incorporated. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





                             COOPERS & LYBRAND L.L.P.